                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                                (GERARD J. HART)

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 5, 2004 by and between TEXAS ROADHOUSE, INC., a Delaware corporation (the "Company"), and GERARD J. HART, a resident of the Commonwealth of Kentucky ("Executive").

                                    RECITALS

     A. The Company is preparing for an initial public offering of its shares of Class A Common Stock, $0.001 par value ("Class A Common Stock"), which will be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "IPO").

     B. The Company has entered into an agreement to merge with Texas Roadhouse Management Corp., a Kentucky corporation ("Management Corp."), effective immediately prior to the closing of the IPO, with the Company as the surviving corporation.

     C. Executive is currently employed by Management Corp. as its President, pursuant to an Employment Agreement dated March 15, 2000, between Management Corp. and Executive (the "Prior Employment Agreement").

     D. Executive has been appointed as the Chief Executive Officer of the Company.

     E. The Company desires that the employment of Executive, and Executive wishes such employment, as Chief Executive Officer of the Company following the IPO, to be governed by the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

          1. EFFECTIVE DATE. The terms and conditions of Executive's employment hereunder shall become effective upon completion and closing of the IPO (the "Effective Date"). Notwithstanding the preceding sentence, the terms and conditions of Executive's employment hereunder shall not become effective and this Agreement shall immediately terminate if, prior to the Effective Date, any of the following shall occur: (a) Executive resigns from his employment with the Company, (b) the death or Disability (as defined in Section 10 hereof) of Executive, (c) the Company decides not to proceed with the IPO, (d) if the Company files a Registration Statement on Form S-1 with the Securities and Exchange Commission relating to an IPO, the subsequent withdrawal of such Registration Statement prior to its effectiveness, (e) if the IPO does not close on or prior to September 30, 2004, or (f) Executive's employment is terminated by Management Corp. Neither Executive nor the Company may revoke or cancel this Agreement prior to the Effective Date without written agreement of the other party.

          2. EMPLOYMENT. Subject to all the terms and conditions of this Agreement, Executive's period of employment under this Agreement shall be the period (the "Term") commencing on the Effective Date and ending on the last day of the twelfth full fiscal quarter following the Effective Date (the "Third Anniversary Date"), unless the Executive's employment terminates earlier in accordance with Section 9 hereof. Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

          3.   POSITION AND DUTIES.

               (a) EMPLOYMENT WITH THE COMPANY. While Executive is employed by the Company during the Term, Executive shall be employed as the Chief Executive Officer of the Company, and such other titles as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to him from time to time, including duties and responsibilities relating to the Company's wholly-owned and partially owned subsidiaries and other affiliates.

               (b) PERFORMANCE OF DUTIES AND RESPONSIBILITIES. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company hereunder. While Executive is employed by the Company during the Term, Executive shall report to the Chairman of the Company or to such other person as designated by the Board of Directors of the Company (the "Board"). Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

          4.   COMPENSATION.

               (a) BASE SALARY. While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of Five Hundred Thousand and no/100 Dollars ($500,000.00) per fiscal year, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures.

               (b) INCENTIVE BONUS. Commencing with the first full fiscal quarter following the Effective Date and for each full fiscal quarter thereafter that Executive is employed by the Company during the Term, Executive shall be eligible for a quarterly incentive bonus in an amount up to Seventy Five Thousand and no/100 Dollars ($75,000.00), based upon achievement of defined goals established by the Compensation

     Committee of the Board and in accordance with the terms of any incentive plan of the Company in effect from time to time (the "Incentive Bonus"). The level of achievement of the objectives each fiscal quarter and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee. Any Incentive Bonus earned for a fiscal quarter shall be paid to Executive on or before the 90th day following the last day of such fiscal quarter.

               (c) STOCK OPTIONS. Pursuant to the First Amended and Restated Equity Incentive Plan of the Company, as of the Effective Date, Executive shall be granted options to purchase 165,000 shares of Class A Common Stock at an exercise price equal to the price per share at which shares of Class A Common Stock are offered to the public in the IPO. The options shall vest in accordance with the following schedule:

                            DATE                          AMOUNT VESTING
                            ----                          --------------
               First Anniversary of the Effective Date     24,000 shares
               Second Anniversary of Effective Date        24,000 shares
               Third Anniversary of Effective Date        117,000 shares

               If a share dividend, share split or share combination shall occur with respect to the Common Shares of Texas Roadhouse Holdings LLC, a Kentucky limited liability company, shall occur prior to the closing of the IPO, or such Common Shares are exchanged for shares of Class A Common Stock in connection with the IPO on a basis other than one-to-one, the amounts set forth in this Section 4(c) shall be correspondingly adjusted.

               (d) BENEFITS. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company that are available to executive officers generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

               (e) EXPENSES. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

               (f) VACATIONS AND HOLIDAYS. Executive shall be entitled to be absent from his duties for the Company by reason of vacation for a period of four weeks per calendar year. Executive shall coordinate his vacation schedule with the Company so as not to impose an undue burden on the Company. In addition, Executive shall be entitled to such national and religious holidays as the Board shall approve for all of its employees from time to time.

          5. AFFILIATED ENTITIES. As used in Sections 6, 7 and 8 of this Agreement, "Company" shall include the Company and each corporation, limited liability company, partnership, or other entity that is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

          6. CONFIDENTIAL INFORMATION. Except as required in the performance of Executive's duties as an employee of the Company or as authorized in writing by the Board, Executive shall not, either during Executive's employment with the Company or at any time thereafter, use, disclose or make accessible to any person any confidential information for any purpose. "Confidential Information" means information proprietary to the Company or its suppliers or prospective suppliers and not generally known (including trade secret information) about the Company's suppliers, products, services, personnel, customers, recipes, pricing, sales strategies, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, and plans. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive's employment by the Company (whether before, during, or after the Term), shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During Executive's employment with the Company, Executive shall refrain from committing any acts that would materially reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, or (ii) is required to be disclosed by law or legal process, other than as a direct or indirect result of the breach of this Agreement by Executive. Executive acknowledges that the obligations imposed by this Section 6 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law.

          7.   NONCOMPETITION COVENANT.

               (a) AGREEMENT NOT TO COMPETE. During Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period (as defined below), Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is then competitive with the business of the Company, including without limitation any business that operates one or more restaurants that utilize a steakhouse or roadhouse concept.

               (b) AGREEMENT NOT TO HIRE. Except as required in the performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive's termination of employment with the Company.

               (c) AGREEMENT NOT TO SOLICIT. Except as required in the performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

               (d) RESTRICTED PERIOD. "Restricted Period" hereunder means the period commencing on the last day of Executive's employment with the Company and ending on the date that is two years following the last day of the Term.

               (e) ACKNOWLEDGMENT. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

               (f) BLUE PENCIL DOCTRINE. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

               (g) PERMITTED EQUITY OWNERSHIP. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

          8.   INTELLECTUAL PROPERTY.

               (a) DISCLOSURE AND ASSIGNMENT. As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while he is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while he is employed by the Company that relates to the Company's business (collectively, "Creations"). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a "work made for hire" as defined in 17 U.S.C. Section 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

               (b) TRADEMARKS. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive's employment (whether or not developed by Executive) to identify the Company's business or other goods or services (collectively, the "Marks"), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive's employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

               (c) DOCUMENTATION. Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder. Any idea, invention, copyrightable matter, or other property relating to the Company's business and disclosed by Executive prior to the first anniversary of the effective date of Executive's termination of employment shall be deemed to be governed by the terms of this Section 8 unless proven by Executive to have been first conceived and made after such termination date.

               (d)  NON-APPLICABILITY. Executive is hereby notified that this
     Section 8 does not apply to any invention for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

          9.   TERMINATION OF EMPLOYMENT.

               (a) Executive's employment with the Company shall terminate immediately upon:

                    (i) Executive's receipt of written notice from the Company of the termination of his employment;

                    (ii) the Company's receipt of Executive's written resignation from the Company;

                    (iii)  Executive's Disability (as defined below); or

                    (iv)   Executive's death.

               (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

          10.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

               (a) If Executive's employment with the Company is terminated by reason of:

                    (i) Executive's abandonment of his employment or Executive's resignation for any reason (whether or not such resignation is set forth in writing or otherwise communicated to the Company);

                    (ii) termination of Executive's employment by the Company for Cause (as defined below); or

                    (iii) termination of Executive's employment by the Company without Cause following expiration of the Term; or

     the Company shall pay to Executive his then-current base salary through the Termination Date.

               (b) If Executive's employment with the Company is terminated by the Company effective prior to the expiration of the Term for any reason other than for Cause (as defined below), then the Company shall pay to Executive, subject to Section 10(i) of this Agreement:

                    (i)    his then-current base salary through the Termination
                           Date;

                    (ii) any earned and unpaid annual Incentive Bonus for the fiscal quarter immediately preceding the fiscal quarter in which the Termination Date occurs; and

                    (iii)  a crisp $100 bill from W. Kent Taylor.

     Any amount payable to Executive pursuant to Section 10(b)(ii) shall be paid to Executive by the Company in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law.

               (c) If Executive's employment with the Company is terminated effective prior to the expiration of the Term by reason of Executive's death or Disability, the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his then-current base salary through the Termination Date, any earned and unpaid quarterly Incentive Bonus for the fiscal quarter preceding the fiscal quarter in which the Termination Date occurs and a pro-rated portion of any quarterly Incentive Bonus for the fiscal quarter in which the Termination Date occurs, based on the number of days during such fiscal quarter that Executive was employed by the Company, payable in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company.

               (d)  Cause. "Cause" hereunder shall mean:

                    (i) an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

                    (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

                    (iii)  the conviction of Executive of a felony;

                    (iv) material and deliberate failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within ten days after written notice thereof to Executive from the Company; or

                    (v) material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

               (e) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 45 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

               (f) In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 10(a), 10(b), or 10(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law.

               (g) Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 10(b)(ii) or
     (iii) of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.

          11. RETURN OF PROPERTY. Upon termination of Executive's employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive's possession or under Executive's control.

          12. REMEDIES. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 6, 7, and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

          13.  MISCELLANEOUS.

               (a) GOVERNING LAW. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

               (b) JURISDICTION AND LAW. Executive and the Company consent to jurisdiction of the courts of the Commonwealth of Kentucky and/or the federal district courts, Western District of Kentucky, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Kentucky and hereby waives any defense of lack of personal jurisdiction or FORUM NON CONVENIENS. Venue, for the purpose of all such suits, shall be in Jefferson County, Commonwealth of Kentucky.

               (c) ENTIRE AGREEMENT. Except for any written stock option agreement and related agreements between Executive and the Company, this Agreement contains the entire agreement of the parties relating to Executive's employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter including without limitation the Prior Employment Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. As of the Effective Date, the Prior Employment Agreement shall terminate and be of no further force or effect; provided, however, any obligations of Executive or the Company arising under the Prior Employment Agreement prior to the Effective Date shall survive such termination.

               (d) NO VIOLATION OF OTHER AGREEMENTS. Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement, (ii) Executive's employment with the Company, nor (iii) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

               (e) AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

               (f) NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               (g) ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this
     Section 13.

               (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

               (i) SEVERABILITY. Subject to Section 7(f) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

               (j) SURVIVAL. The terms and conditions set forth in Sections 5, 6, 7, 8, 9, 11, 12, and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive's employment for any reason.

               (k) CAPTIONS AND HEADINGS. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

               (l) NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.


                                     TEXAS ROADHOUSE, INC.

                                     By:
                                        ----------------------------------------
                                          W. Kent Taylor, Chairman

                                     GERARD J. HART


                                     -------------------------------------------